SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         AMERICAN ITALIAN PASTA COMPANY
     ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                not applicable

       ------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

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[X]  No fee required.

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    to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

1000 Italian Way

Excelsior Springs, Missouri 64024


                         AMERICAN ITALIAN PASTA COMPANY

                           NOTICE AND PROXY STATEMENT

                                      FOR

                       THE ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                               FEBRUARY 3, 2000



                            YOUR VOTE IS IMPORTANT!

       Please mark, date and sign the enclosed proxy card and promptly return it to the Company in the enclosed envelope.

Mailing of this Notice and Proxy Statement, the accompanying Proxy, and the accompanying 1999 Annual Report, commenced on or about December 31, 1999.

                        AMERICAN ITALIAN PASTA COMPANY
                               1000 ITALIAN WAY
                       EXCELSIOR SPRINGS, MISSOURI 64024

                              ___________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              ___________________

     The Annual Meeting of the Stockholders of American Italian Pasta Company, a Delaware corporation ("AIPC"), will be held at The Hyatt Regency Crown Center, 2345 McGee, Kansas City, Missouri 64108 at 10:30 a.m. on February 3, 2000, to consider and vote upon the following:

     1.   Election of four Directors;

     2. Ratification of the Board of Directors' selection of Ernst & Young LLP to serve as AIPC's independent auditors for fiscal year 2000;

     3. Such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on December 16, 1999, are entitled to notice of and to vote at this meeting or any adjournment thereof.

                                    By Order of the Board of Directors,

                                    /s/  Warren B. Schmidgall
                                    ----------------------------------------
                                    Senior Vice President & Chief Financial
                                    Officer

The date of this Notice is December 31, 1999.

Please date, sign and promptly return the enclosed proxy card, regardless of the number of shares you may own and whether or not you plan to attend the meeting in person. You may revoke your proxy and vote your shares in person if revoked in accordance with the procedures described in the attached proxy statement. Please also indicate on the enclosed response form whether you plan to attend the Annual Meeting.

                        AMERICAN ITALIAN PASTA COMPANY
                               1000 ITALIAN WAY
                       EXCELSIOR SPRINGS, MISSOURI 64024

                                PROXY STATEMENT

                               TABLE OF CONTENTS
                               -----------------

General Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Proposal 1 - Election of Four Directors . . . . . . . . . . . . . . . . . . 7
The Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Stock Owned Beneficially by Directors,
     Nominees and Certain Executive Officers. . . . . . . . . . . . . . . .11
Stock Performance Graph . . . . . . . . . . . . . . . . . . . . . . . . . .13
Management Compensation . . . . . . . . . . . . . . . . . . . . . . . . 14-27
Certain Relationships and Related Transactions. . . . . . . . . . . . . . .27
Proposal 2 - Ratification of the Board of
     Directors' Selection of Independent Auditors . . . . . . . . . . . . .29
Voting and Proxies. . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
Principal Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . .31
Stockholder Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Section 16(a) Beneficial Ownership Reporting Compliance . . . . . . . . . .34
Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34

                           GENERAL INFORMATION

     This Proxy Statement is being mailed on or about December 31, 1999 to the holders of record at the close of business on December 16, 1999 (the "Record Date") of American Italian Pasta Company's, a Delaware corporation ("AIPC" or the "Company"), Class A Convertible Common Stock, par value $0.001 per share (the "Common Stock"), in connection with the solicitation of proxies by AIPC's Board of Directors for use at the Annual Meeting of Stockholders to be held at The Hyatt Regency Crown Center, 2345 McGee, Kansas City, Missouri, on February 3, 2000, at 10:30 a.m. and any adjournment thereof (the "Annual Meeting"). The Notice of Annual Meeting of Stockholders, AIPC's 1999 Annual Report to Stockholders (the "Annual Report"), and the proxy card accompany this Proxy Statement.

     Attendance at the Annual Meeting of Stockholders is limited to stockholders of record or their proxies, beneficial owners of AIPC's stock having evidence of such ownership and guests of AIPC. Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate in the Annual Meeting may request reasonable assistance or accommodation from AIPC by contacting AIPC's Vice President of Investor Relations at 1000 Italian Way, Excelsior Springs, Missouri 64024, at 816-502-6000. To provide AIPC sufficient time to arrange for reasonable assistance please submit all requests by January 15, 2000.

     AIPC changed its fiscal year end from December 31 to the last Friday of September or the first Friday of October effective beginning with the nine-month fiscal period ended September 27, 1996 and for all subsequent periods. This change resulted in a nine-month fiscal year for 1996, and a 52 or 53-week year for all subsequent fiscal years. The Company's first three fiscal quarters end on the Friday last preceding December 31, March 31 and June 30 or the first Friday of the following month of each quarter. For purposes of this Proxy Statement, the 1999 and 1998 fiscal years are described as having ended September 30.

                     PROPOSAL 1 - ELECTION OF FOUR DIRECTORS

     The Board of Directors of AIPC is divided into three classes. The members of each class serve staggered three-year terms of office, which results in one class standing for election at each annual meeting of stockholders. The term of office for the directors elected at the Annual Meeting will expire in 2003 or when their successors are elected and qualified.

     Four persons have been nominated by management for election as directors. All four individuals are presently directors of AIPC, all of the nominees have indicated that they are willing and able to serve as directors if elected, and all have consented to being named as nominees in this Proxy Statement. If any nominee should become unable or unwilling to serve, the Proxy Committee intends to vote for one or more substitute nominees chosen by them in their sole discretion. AIPC's Certificate of Incorporation and Bylaws do not have any eligibility requirements for directors.

     As explained further under "Certain Relationships and Related Transactions," the Morgan Stanley Leveraged Equity Fund, L.P. (the "MSLEF"), Morgan Stanley Capital Partners III, L.P. ("MSCP" and collectively with MSLEF "Morgan Stanley") have the right to designate one nominee for director depending on their level of ownership of AIPC's Common Stock. Morgan Stanley has designated Ms. Bechtel as its nominee for this year's election of directors.

     As explained further under "Voting and Proxies," Directors are elected by the affirmative vote of the plurality of the shares of Common Stock present at the Annual Meeting that are entitled to vote on the election of directors, assuming a quorum.

Nominees for Director to Serve Until the Annual Meeting of Stockholders in
2003:

     HORST W. SCHROEDER, age 58, has served as Chairman of the Board of Directors of the Company since June 1991, and as a Director of the Company since August 1990. Since 1990, Mr. Schroeder has been President of HWS & Associates, Inc., a Hilton Head, South Carolina management consulting firm owned by Mr. Schroeder. Prior to founding HWS & Associates, Mr. Schroeder served the Kellogg Company, a manufacturer and marketer of ready-to-eat and other convenience food products, in various capacities for more than 20 years, most recently as President and Chief Operating Officer. He was a manager of PSF Holdings, L.L.C. and served as Chairman of the Board of its wholly-owned subsidiary, Premium Standard Farms, Inc., a vertically-integrated pork producer, from 1996 to May 1998.

     MARK C. DEMETREE, age 43, has served as a Director of the Company since 1998. Since 1997, he has been Chairman of the Board and Chief Executive Officer of US Salt Holdings, LLC, which is an investment and management firm, specializing in the natural resource, basic chemicals and specialty chemicals industries. Previously he had been President of North American Salt Company from 1993 to 1997.

     TIMOTHY S. WEBSTER, age 38, has served as President of the Company since June 1991, as President and Chief Executive Officer of the Company since May 1992, and as a Director since June 1989. Mr. Webster joined the Company in April 1989, and served as Chief Financial Officer from May 1989 to December 1990 and as Chief Operating Officer from December 1990 to June 1991.

     KAREN H. BECHTEL, age 50, has served as a Director of the Company since September 1999. She has been a Managing Director of Morgan Stanley Dean Witter Capital Partners and Morgan Stanley & Co. Incorporated since 1997. Previously she headed the Strategic Finance Group from 1993 to 1997.

                       YOUR BOARD RECOMMENDS THAT YOU VOTE
                                     "FOR"
                     THE ELECTION OF MANAGEMENT'S NOMINEES

                             THE BOARD OF DIRECTORS

     The Board of Directors met five times in fiscal year 1999. The Board meets regularly to review significant developments affecting AIPC and to act on matters requiring Board approval. All directors attended at least eighty percent of the meetings of the Board in fiscal year 1999 other than Mr. Howe who attended three of the five meetings.

DIRECTORS SERVING UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2001:

     DAVID Y. HOWE, age 35, has served as a Director of the Company since 1995. He is a Vice President of Citicorp Venture Capital, Ltd., a venture capital firm, where he has been employed since 1993. From 1990 to 1993, he had been employed by Butler Capital, a private investment company. He is also a director of Aetna Industries, Inc., IPC Communications, Inc., Insilco Holding Co., Pen-Tab Industries, Inc., and Formica Corp.

     JOHN P. O'BRIEN, age 58, has served as a Director of the Company since 1997. Mr. O'Brien has been Managing Director of Inglewood Associates, Inc., a private investment and consulting firm specializing in turnarounds of financially under-performing companies, since April 1993. Mr. O'Brien has also been Co-Chairman of the Board and Chief Executive Officer of Jeffery Mining Products, L.P. (now known as JMP Partners, L.P., a manufacturer and distributor of underground mining products) since October 1995 and Chairman of the Board of Allied Construction Products, Inc. (a manufacturer and distributor of hydraulic and pneumatic demolition, compaction, boring and trench shoring devices) since March 1993, each of which is an Inglewood Associates, Inc. portfolio company. Mr. O'Brien has served as a Director and President of Cleveland Sight Center since 1993. Prior to joining Inglewood Associates, Inc., he was the Southeast Regional Managing Partner for Price Waterhouse (now PricewaterhouseCoopers LLP) and a member of the firm's Policy Board and Management Committee from July 1984 to April 1990. Since August 6, 1999, Mr. O'Brien has been a board member of International Total Services, Inc. (ITSW) NASDAQ, and since October 19, 1999, has been Co-Chairman of the Board.

     WILLIAM R. PATTERSON, age 58, has served as a Director of the Company since 1997. He is a founder and manager of Stonecreek Management, LLC, a private investment firm since August 1998. Prior to that, he served as Vice President of PSF Holdings, L.L.C., and the Executive Vice President, Chief Financial Officer and Treasurer of its wholly owned subsidiary, Premium Standard Farms, Inc. ("PSF, Inc."), a fully-integrated pork producer and processor from October 1996 to August 1998. From January to October 1996, Mr. Patterson was a principal of Patterson Consulting, LLC and as a consultant was acting chief financial officer for PSF, Inc. From 1976 through 1995, Mr. Patterson was a partner in Arthur Andersen LLP. He is also a director of Paul Mueller Company and Collins Industries, Inc.

DIRECTORS SERVING UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2002:

     JONATHAN E. BAUM, age 39, has served as a Director of the Company since 1994. Mr. Baum is also a director of George K. Baum Merchant Banc, L.L.C. and Prairie Capital Management, Inc. He has been the Chairman and Chief Executive Officer of George K. Baum & Company, an investment banking firm, since 1994. Previously, he had been a Vice President with Salomon Brothers Inc.

     ROBERT H. NIEHAUS, age 44, has served as a Director of the Company since 1992. Previously, he had been a Managing Director of Morgan Stanley Dean Witter Capital Partners from 1990 to 1999. He is also a director of Waterford Wedgewood U.K., plc and Waterford Crystal Ltd.

     RICHARD C. THOMPSON, age 48, has served as a Director of the Company since 1986. Since 1993, he has been Chairman and Chief Executive Officer of Thompson's Nutritional Technology, Inc., a pet food producer. He is a co-founder of the Company and served as its President from May 1986 to June 1991. Mr. Thompson is also Managing Partner of i Street Labs, LLC.

COMMITTEES OF THE BOARD OF DIRECTORS

     Under AIPC's Bylaws, the Board of Directors may establish, change and terminate one or more committees made up of members of the Board of Directors to perform certain functions. The Board of Directors has established an Audit Committee and a Compensation Committee, but has not established a nominating committee. Each such committee has two or more members who serve at the pleasure of the Board of Directors. There were two meetings of the Audit Committee, and one meeting of the Compensation Committee during fiscal year 1999. All of the directors attended the meetings of the committees on which they served during fiscal 1999.

THE AUDIT COMMITTEE

     The Audit Committee is responsible for reviewing the Company's financial statements, audit reports, internal financial controls and the services performed by the Company's independent public auditors, and for making recommendations with respect to those matters to the Board of Directors.

     The Audit Committee has an Audit Committee Charter in place which has been adopted by the Board of Directors.

     The current members of the Audit Committee are: Messrs. O'Brien, Patterson and Demetree. Each of the members is "independent".

THE COMPENSATION COMMITTEE

     The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to the salaries, bonuses, and other compensation paid to key employees and officers of AIPC, including the terms and conditions of their employment, and administers all stock option and other benefit plans affecting key employees' and officers' direct and indirect remuneration.

     The current members of the Compensation Committee are: Messrs. Niehaus, Demetree, O'Brien and Schroeder.

     The Committee's report on executive compensation is set forth in the section under "Management Compensation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All compensation decisions during the fiscal year ended September 30, 1999 for each of the Named Executive Officers were made by the Compensation Committee of the Board of Directors. Mr. Schroeder as Chairman of the Board, is an officer of AIPC.

COMPENSATION OF DIRECTORS

     Messrs. Howe, Schroeder, Webster and Ms. Bechtel currently are the only directors who do not receive fees for serving as directors of the Company. Effective January 1, 1998, all directors who are not employees of AIPC or employees of significant stockholders ("Outside Directors") are paid an annual retainer of $15,000, which is payable in Common Stock immediately following AIPC's annual meeting of stockholders, and paid $1,500 in cash for each meeting of the Board of Directors attended. Additionally, Outside Directors who are members of a committee of the Board of Directors are paid $500 in cash for each committee meeting attended. An Outside Director who is a chairman of such a committee is paid an annual cash retainer of $2,500.
All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and meetings of Board committees.

                STOCK OWNED BENEFICIALLY BY DIRECTORS, NOMINEES
                        AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of the Record Date by: (i) each director or nominee for director of AIPC; (ii) certain executive officers; and (iii) all directors and executive officers as a group.

                                                      CLASS A COMMON STOCK
       NAME                                             BENEFICIALLY OWNED
BENEFICIAL OWNER                    NUMBER                 PERCENT(1)
----------------                    ------            --------------------

Horst W. Schroeder (2)(3)           591,582                      3.16%

Jonathan E. Baum (4)                 22,099                      *

Karen H. Bechtel                       --                        --

David Y. Howe                          --                        --

Robert H. Niehaus                     4,000                      *

Mark C. Demetree                     10,538                      *

John P. O'Brien                       4,582                      *

William R. Patterson                  5,082                      *

Timothy S. Webster (3)(5)           518,866                      2.76%

David E. Watson (3)(6)              159,209                      *

Norman F. Abreo (3)                  70,036                      *

Warren B. Schmidgall (3)             19,531                      *

Richard C. Thompson                 206,336                      1.13%

All directors and executive       1,701,460                      8.71%
   officers as a group
   (20 persons)(3)

-----------------------------
*      Less than 1% of the outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (the "Commission"), but generally refers to either the sole or shared power to vote or dispose of the shares. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise indicated in a footnote to this table or as provided in the Stockholders Agreement (see "Certain Relationships and Related Transactions - Stockholders Agreement"), the persons in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) The shares beneficially owned by Mr. Schroeder include 126,841 shares held by The Living Trust of Horst W. Schroeder, 11,406 shares held by The Living Trust of Gisela I. Schroeder for the benefit of Mr. and Ms. Schroeder, respectively, and members of their family, 3,066 shares held by Mr. Schroeder's daughter and 3,066 shares held by his son.
       Mr. Schroeder has voting power, but not investment power, with respect to all of these shares. Mr. Schroeder disclaims beneficial ownership of the shares held by The Living Trust of Gisela I. Schroeder.

(3) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days of the Record Date are deemed beneficially owned by that person. Options that are currently exercisable or will become exercisable within 60 days of the Record Date to purchase shares of Common Stock as follows: Mr. Schroeder (447,203 shares), Mr. Webster (483,868 shares) Mr. Watson (108,587 shares), Mr. Abreo (70,036 shares), and Mr. Schmidgall (13,500 shares) and all executive officers and directors as a group (1,242,145 shares).

(4) Includes 13,083 shares held by Group Partners, L.P., 1,408 shares held by George K. Baum Holdings, Inc., 223 shares held by GKB Equity, Inc. and 1,776 shares held by Grandchild, L.P. As an officer and/or equity owner of the entities holding such shares, Mr. Baum may share voting power with respect to such shares. Mr. Baum also may be deemed to own beneficially 200 shares held by his wife, Sarah Baum, and 1,600 shares held by his wife, Sarah Baum, as custodian for their minor children. Mr. Baum disclaims beneficial ownership of such shares, except for the shares held by GKB Equity, Inc. and the shares held by George K. Baum Holdings, Inc.

(5) Includes 12,675 shares beneficially owned by Mr. Webster which are held in various trusts for the benefit of Mr. Webster's family members. Mr. Webster has voting power, but not investment power, with respect to all of such shares. Mr. Webster also may be deemed to own beneficially 5,000 shares held by his wife. Mr. Webster disclaims beneficial ownership of such shares.

(6)    Includes 750 shares held as custodian for his children.

                             STOCK PERFORMANCE GRAPH

     The following graph shows the changes in value over the two fiscal years ending September 30, 1999 of an assumed investment of $100 in: (i) AIPC's Common Stock; (ii) a group of peer companies(1); and (iii) the stocks that comprise the Russell 2000 Index(2). The table following the graph shows the value of those investments as of September 30, 1998 and 1999. The value for the assumed investments depicted on the graph and in the table has been calculated assuming that any cash dividends are reinvested at the end of each quarter during the fiscal year paid.

                         AMERICAN ITALIAN PASTA COMPANY
                          RELATIVE MARKET PERFORMANCE
                           TOTAL RETURN FISCAL 1999



                           [Stock Graph Inserted Here]









  Fiscal Year       September 30,        September 30,        September 30,
    Ended              1997(3)               1998                 1999
  -----------       -------------        -------------        -------------

   AIPC Total           $100                $145.83              $159.03
     Return
 Peer Group Total       $100                 $90.80               $83.34
     Return
Russell 2000 Index      $100                 $82.55               $95.27
   Total Return

1. The index is comprised of the following companies: Aurora Foods Inc; Dole Food Inc; Earthgrains Co; Flowers Inds Inc; International Home Foods Inc; Keebler Foods Co; McCormick & Co Inc; and Riviana Foods, Inc.

2. The Russell 2000 is an index prepared by Frank Russell Company, an independent company. The Russell 2000 reflects the change in weighted average market value for 2000 companies whose shares are traded on the New York Stock Exchange, American Stock Exchange and in the over-the-counter market. Information concerning Frank Russell Company and the Russell 2000 Index is available on the Internet at www.russell.com.

3.   AIPC Common Stock began trading publicly on October 8, 1997.

                           MANAGEMENT COMPENSATION

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Board of Directors' compensation policy is to reward exceptional performance by the Company's employees while providing reasonably competitive base compensation. The Compensation Committee is responsible for implementing this policy for the executive officers of the Company.

     The Committee evaluates the compensation packages of these executives at least annually. The Committee regularly discusses with independent compensation consultants both the composition and level of the compensation packages, and the Committee regularly informs the Board of the Committee's activities.

     In designing the compensation packages for the Company's executives, the Committee uses surveys, prepared by the compensation consultants, of the compensation practices for different job levels of other industrial companies with revenues of $1 billion or less. The Committee believes that those are the companies with which the Company most actively competes for executives. The job level for a position at AIPC and in the surveys is determined based upon the compensation consultant's analysis of the position's level of knowledge, accountability and problem solving (as contrasted to determining the job level based upon title). The use of job level analysis allows the Committee to compare more accurately the Company's compensation package for a particular executive with the market practices within the comparison market. The compensation consultants do not consider the financial performance of companies participating in the survey when comparing the Company's compensation packages to the market.

     The Committee's current compensation program has three primary components: base salary, annual incentives and long-term equity based incentives. The Committee's process of determining each of these components for the executives in general and Mr. Webster in particular is discussed below.

     Base Salary. The Committee initially sets an executive's base salary at the median of the range of base salaries indicated in the surveys, but may adjust the salary, in the Committee's discretion, upwards or downwards within a limited range around that point. The Committee considers the recommendations of the Chairman of the Board and the Chief Executive Officer when making any such adjustment. The Committee chooses the median of the base salary range so the Company's base salaries are competitive with the base salaries of other industrial companies. The Committee does not consider the financial performance of the Company in setting base salaries.

     Annual Incentives. The Committee uses annual incentives to focus executives on accomplishing specific objectives, both corporate and personal, that the Committee and Board believe are necessary to enhance the shorter-term performance of the Company. All executives participate in the annual cash incentive program administered by the Committee. Each of the various objectives, goals, targets and proportions related to determining the annual incentive is established by the Committee or agreed to with the executive prior to the period in which the performance is to be measured.
The annual incentives are currently paid in cash. For the fiscal 1999, executive officers and eligible members of senior management received a portion of their annual incentive bonus in the form of vested stock options granted at fair market value.

     An executive's annual incentive received is the result of a target annual incentive adjusted for the executive's personal performance and the financial performance of the Company. The Committee sets an executive's target annual incentive so that if earned, the executive's total cash compensation (base salary plus annual incentive) would be at the seventy-fifth percentile level of the range of total cash compensation indicated in the compensation survey for the job level. This level is consistent with the Company's compensation policy of focusing on performance-based compensation.

     The personal performance component of the annual incentive is based upon the Committee's assessment of the executive's actual performance against specific corporate objectives for the executive and the executive's agreed upon personal goals. These corporate objectives vary between executives, but generally relate to corporate performance measures in the executive's area of responsibility. The executives' personal goals also vary among executives, but generally focus on the key accountabilities defined in the job description. Each of these factors is given special weight in determining the executive's performance rating. The Committee may also, in its discretion, take into account other factors in determining an executive's overall personal performance rating. This performance rating is used to adjust the target annual incentive downward to nothing or upwards to 150 percent of the target annual incentive to arrive at the executive's potential annual incentive.

     Of the total potential annual incentive, 100 percent is based upon the executive's personal performance but may be adjusted upward or downward based upon the actual financial performance of the Company. There is no further adjustment to the portion attributable to personal performance.

     The financial performance rating of the Company is based upon the comparison of the Company's actual earnings to a pre-established earnings target and range of earnings of the Company for the measurement period. No adjustment is made to the financial performance portion if the Company's earnings match the target, and none of the potential annual incentive relating to the financial performance of the Company is paid if the Company's earnings fall below the bottom of the range. If the Company's earnings fall below the earnings target within the range, the financial performance portion is adjusted to 75 percent of its initial level. If the Company's earnings exceed the earning target, the financial performance portion is adjusted up to 125 percent of its initial level depending on how far in excess of the target actual earnings are.

     Long-Term Equity Incentives. Equity incentives are a very important component of the Company's executive compensation program. Equity incentives are the most effective means known to the Committee of aligning an executive's interests with those of the stockholders and focusing the executive on creating long-term value for the Company's stockholders. Generally, all executives participate in the Committee's equity incentives program. The Committee may, however, determine in its discretion to not award any equity incentives to certain executives. In making such a determination, the Committee will generally consider the executive's past performance and recommendations of the Chairman of the Board and Chief Executive Officer. No particular weighting is given to any of these factors.

     The Committee uses options to acquire the Company's Common Stock with an exercise price equal to the value of the stock on the date of the option award as the Company's equity incentive because options do not reward the executive until all stockholders realize an increase in the value of their investment in the Company. The Committee sets the number of shares to be covered by any option awarded by equating the present value of the options (using an assumed appreciation and the cost of funds rates) to a target equity incentive level for the executive.

     The target equity incentive level is determined by setting target total direct compensation (base salary plus target annual and equity incentives) for a particular executive at the seventy-fifth percentile level of the range of values of the total direct compensation indicated in the compensation surveys for the job level. As with the annual incentives, this level is consistent with the Company's compensation policy of focusing on pay for performance.

     The Committee may then, in its discretion, adjust the target equity incentive level upwards or downwards within a limited range around the target level. The Committee does not generally consider any specific factors when making any adjustment to the target incentive level other than previously awarded equity incentives, the Committee's perception of the executive's contribution to the Company and the recommendations of the Chairman of the Board and the Chief Executive Officer. No particular weighting is given to these factors. The stock options awarded the Company's executives are intended to cover a five-year period. The options, therefore, become exercisable at a rate of twenty percent per year.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee determines Mr. Webster's compensation package using the same methods as is it uses for the other executives of the Company. For fiscal year 1999, the Committee set Mr. Webster's base salary at approximately the midpoint of the range of comparable salaries indicated on the survey's utilized. Mr. Webster's 1999 annual incentive performance objectives were based on the earnings of the Company and meeting all of his personal annual performance objectives. In establishing Mr. Webster's annual incentive compensation, the Committee sought to reward his outstanding performance in connection with the expansion of the Industrial Business, including the construction of the Kenosha production facility, the expansion of the Columbia facility, the initiation of the Italian pasta manufacturing facility, as well as leading the Company in achieving record sales and earnings. Mr. Webster was also awarded options in lieu of a portion of his 1999 annual cash incentive. The number of option shares was at the target incentive level (determined as specified above).

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code generally limits deductions by publicly held corporations for federal income tax purposes to $1 million of compensation paid to each of the executive officers listed in the corporation's summary compensation table unless such excess compensation is "performance based" as defined in Section 162(m). In order for compensation to qualify as "performance based," among other requirements, the performance goals must be set (and in the case of options, the options must be granted) by a compensation committee consisting solely of two or more outside directors (as defined in Section 162(m)). The Committee member who does not qualify as an "outside director" abstains from the vote on performance-based compensation and on the granting of options or other equity-based compensation. Based on a private letter ruling issued by the Internal Revenue Service ("IRS") in December 1997, the Committee believes that, with the non-outside director abstaining, the Committee qualifies as a compensation committee consisting solely of two or more outside directors (as defined in Section 162(m)), and that, accordingly, compensation arising from the exercise of non-qualified options granted by the Committee under the 1992 Plan, the 1993 Plan, and the 1997 Plan, as well as stock appreciation rights
granted under the 1997 Plan will be tax-deductible by the Company.   However,
there can be no assurance of that result. While a private letter ruling is not binding on the IRS except with respect to the party to whom it is issued, it is instructive as to the thinking of the IRS at the time the letter was issued. Restricted Shares and Bonus Shares granted under the 1997 Plan will be subject to the limitations of Section 162(m).

     The Committee will review from time to time in the future the potential impact of Section 162(m) on the deductibility of executive compensation. However, the Committee intends to maintain the flexibility to take actions that we consider to be in the best interests of the Company and our stockholders and which may be based on considerations in addition to tax deductibility.

THE COMPENSATION COMMITTEE.

     John P. O'Brien
     Horst W. Schroeder
     Mark C. Demetree
     Robert H. Niehaus

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below shows certain information concerning the compensation paid by AIPC to the CEO and the Named Executive Officers during fiscal 1999 (based upon the total salary and bonus paid during fiscal
1999).


                                                        FISCAL                          LONG-TERM
                                                        PERIOD                         COMPENSATION
                                                     COMPENSATION                         AWARDS
                                                     ------------                         ------
                                                                               SECURITIES            ALL
                                     FISCAL                                    UNDERLYING           OTHER
NAME AND PRINCIPAL POSITION          PERIOD      SALARY($)     BONUS($)        OPTIONS(#)        COMPENSATION
---------------------------          ------      ---------     --------        ----------        ------------

Timothy S. Webster                    1999       $361,677      $162,000(1)            --           $5,732(2)
     President and Chief              1998        359,676       250,000          398,583            5,237(2)
     Executive Officer                1997        282,596       250,000           84,622            7,492(2)

Horst W. Schroeder                    1999        222,000        50,000(1)            --              305(3)
     Chairman of the Board            1998        272,000       125,000          275,942              260(3)
                                      1997        183,700       180,000           84,622              245(3)

David E. Watson                       1999        190,935        66,836(1)            --            5,383(4)
     Executive Vice President -       1998        198,307        80,000           61,320            5,781(4)
     Operations Support               1997        159,931        90,000               --            5,585(4)
     and Technology

Norman F. Abreo                       1999        182,604        64,800(1)            --            5,845(5)
     Executive Vice President -       1998        175,600        70,000           61,320            4,808(5)
     Operations                       1997        137,423        80,000               --            3,564(5)

Warren B. Schmidgall                  1999        164,308(6)     56,420(1)        50,000           53,378(7)
     Senior Vice President and        1998             --            --               --               --
     Chief Financial Officer          1997             --            --               --               --

<F1>
(1)   For the fiscal 1999 bonus, the officers received a portion of their bonus in immediately vested stock options granted at fair market value on October 21, 1999.  Options granted were as follows:  Timothy
      S. Webster 50,000 shares, Horst W. Schroeder 50,000 shares, David E. Watson 3,300 shares, Norman F.
      Abreo 2,500 shares, and Warren B. Schmidgall 3,500 shares.

<F2>
(2)   Includes contributions on the officer's behalf to the American Italian Pasta Company Retirement
      Savings Plan in the amounts of $5,307, $4,875, and $7,151, in fiscal years 1999, 1998, and 1997, respectively, premiums paid by the Company on a life insurance policy in the amounts of $425, $362, and $341, in fiscal years 1999, 1998, and 1997, respectively, and premiums paid by the Company on a split dollar life insurance policy in the amounts of $3,335, $690, and $518 in fiscal years 1999,
      1998, and 1997, respectively.

<F3>
(3)   Represents premiums paid by the Company on a life insurance policy for the benefit of the Named
      Executive Officer.

<F4>
(4)  Includes contributions on the officer's behalf to the American Italian Pasta Company Retirement
     Savings Plan in the amounts of $4,955, $5,481, and $5,244, in fiscal years 1999, 1998, and 1997, respectively, and premiums paid by the Company on a life insurance policy in the amounts of $425,
     $300, and $341, in fiscal years 1999, 1998, and 1997, respectively.

<F5>
(5)   Includes contributions on the officer's behalf to the American Italian Pasta Company Retirement
      Savings Plan in the amounts of $5,420, $4,552, and $3,223, in fiscal years 1999, 1998, and 1997, respectively, and premiums paid by the Company on a life insurance policy in the amounts of $425,
      $256, and $341, in fiscal years 1999, 1998, and 1997, respectively.

<F6>
(6)   Mr. Schmidgall's annual salary for fiscal year 1999 would have been $180,000, if he had been with the
      Company for the entire fiscal year.  He joined the Company in October 1998.

<F7>
(7)   Represents recruiting and relocation fees paid by the Company.

OPTION GRANTS IN FISCAL YEAR 1999

      The following table sets forth information with respect to the options granted by AIPC during fiscal 1999 to AIPC's Executive Officers named in the Summary Compensation Table above.

                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                   AT ASSUMED ANNUAL RATES
                                                                                OF STOCK PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                            FOR OPTION TERM (2)
                     ----------------------------------------------------------------------------------------
                                      % OF TOTAL
                                       OPTIONS
                         SHARES       GRANTED TO
                       UNDERLYING     EMPLOYEES     EXERCISE
                        OPTIONS       IN FISCAL     PRICE PER     EXPIRATION
NAME                    GRANTED          1999       SHARE(1)         DATE            5%             10%
----                    -------          ----       --------         ----            --             ---

Timothy S. Webster          --              --          --             --            --              --

Horst W. Schroeder          --              --          --             --            --              --

David E. Watson             --              --          --             --            --              --

Norman F. Abreo             --              --          --             --            --              --

Warren B. Schmidgall     50,000          33.9%        $22.50       10/26/08       707,506        1,792,960

<F1>
(1)  The exercise price is based on the Fair Market Value at the date of the grant of the option. Twenty percent of the options become exercisable each year beginning on the first anniversary of the grant date until fully exercisable, and the options terminate ten years thereafter, subject to earlier termination in certain conditions.  The exercisability of the options is accelerated in the event of a change of control (as defined in the option agreements).
<F2>
(2)  The amounts shown as potential realizable values are based on assumed annualized rates of appreciation in the price of Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission.  Actual gains, if any, on stock option exercises are dependent upon the future performance of the Common Stock.  There can be no assurance that the potential realizable values reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR-END OPTION
VALUES

The following table sets forth information with respect to the aggregate option exercises during fiscal 1999 by the named Executive Officers and the number and value of options held by such officers as of September 30, 1999.

                                                                  AT SEPTEMBER 30, 1999
                                                                  ---------------------

                                                            NUMBER OF               VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS(1)
                                                      -------------------          -----------------------
                         SHARES
                        ACQUIRED
                          UPON         VALUE
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   -----------   -------------    -----------   -------------

Timothy S. Webster            --            --       354,152        336,649       $5,990,759      $3,048,287

Horst W. Schroeder            --            --       481,391         86,769        7,104,100         861,837

David E. Watson               --            --        93,023         57,947        1,610,292         558,337

Norman F. Abreo           13,938       310,677        55,272         57,948          786,194         558,352

Warren B. Schmidgall          --            --            --         50,000               --         212,500

<FN1>
(1) Based on the price of the Company's common stock at the close of business on Friday, October 1, 1999 and the exercise price of the options.

Employment Agreements, Severance of Employment Agreements and Change of Control Arrangements with Named Executive Officers

------------------------------------------

EMPLOYMENT AGREEMENTS

     MR. WEBSTER. Mr. Webster entered into an employment agreement with the Company effective October 8, 1997 and terminating September 30, 2002. Under the agreement, Mr. Webster is entitled to an annual base salary of $330,000, subject to annual adjustment by the Board. Mr. Webster is also eligible to receive annual bonuses at the discretion of the Board under the Company's Salaried Bonus Plan (the "Bonus Plan"). On the effective date of his employment agreement, Mr. Webster was granted options to purchase shares of Common Stock equal to 3 percent of the shares of Common Stock outstanding immediately prior to AIPC's initial public offering of the Common Stock on October 8, 1997 (the "Offering"), on a fully diluted basis, at an exercise price of $18.00 per share. If Mr. Webster's employment is terminated without cause, due to his disability or if he resigns for good reason, he is to receive payments equal to two times his then current base salary and bonus. Mr. Webster has agreed not to compete with the Company for two years after termination of employment, subject to the receipt by Mr. Webster of certain severance payments, in some cases at the election of the Company. All stock options awarded to Mr. Webster will vest
(i) immediately upon a termination of his employment without cause or his resignation for good reason; (ii) if the employment agreement expires and the Company does not offer Mr. Webster a new agreement on terms no less favorable than those in the current agreement; or (iii) upon a change of control (as defined in the agreement).

     MR. SCHROEDER. Mr. Schroeder entered into an employment agreement with the Company effective October 9, 1997 and terminating October 8, 2000. Mr. Schroeder entered into an amendment to his employment agreement with the Company effective October 1, 1999, which, among other things, extends the term of the agreement to September 30, 2003. Under the agreement, as amended, Mr. Schroeder will serve as Chairman of the Board and is entitled to receive base compensation of $4,000 per day of service to the Company, subject to a minimum payment of $120,000 per year. Mr. Schroeder is eligible to participate in the Company's Bonus Plan. If Mr. Schroeder terminates his agreement for good reason, including a "change of control" as defined in the Shareholders Agreement, dated October 30, 1992 by and among the Company and its stockholders, he is entitled to receive payment of all unpaid amounts due for service rendered, as well as an additional amount equal to the unpaid balance due for the remainder of the term of the agreement and an additional payment equal to $2,000 multiplied by the number of days of service remaining under the term, which in no event shall be more than 30 days during any calendar year. In addition, upon termination of employment for good reason, the unvested portion of Mr. Schroeder's options under the Company's stock option plans will become immediately vested. Effective October 8, 1997, Mr. Schroeder was granted options to purchase shares of the Company's Common Stock equal to at least 2 percent of the Company's outstanding Common Stock, on a fully diluted basis, at $18.00 per share. Mr. Schroeder has agreed not to compete with the Company for a period of two years after termination of his employment.

     MESSRS. WATSON AND ABREO. Messrs. Watson and Abreo entered into employment agreements with the Company effective October 9, 1997 and terminating October 8, 2000. Messrs. Watson and Abreo have entered into amendments to their employment agreements with the Company effective September 30, 1999, which, among other things, extend the term of the agreements to September 30, 2002. Such agreements are, as amended, renewable automatically for a two-year period thereafter, and after such two-year period, for successive one-year terms, unless the Company gives the employee at least six months' prior written notice of nonrenewal. The agreements entitle
Messrs. Watson and Abreo to annual base salaries of $180,000 and $160,000, respectively (subject to annual merit increase reviews by the Board of Directors), and annual bonuses at the discretion of the Board of Directors in accordance with the terms of the Bonus Plan. Effective October 8, 1997, Messrs. Watson and Abreo received options to purchase 61,320 shares each of Common Stock at $18.00 per share. In the event of termination of employment without cause or resignation for good reason, or in the event their employment is terminated by the Company without cause within six months after a change of control, Messrs. Watson and Abreo are each entitled to the greater of (i) one-year's annual base salary and bonus or (ii) annual base salary and bonus for the remainder of the initial employment term under their respective employment agreements. The employment agreements also contain eighteen month covenants not to compete after any termination of employment. All stock options awarded to each of Messrs. Watson and Abreo will vest immediately upon (i) resignation for good reason or (ii) a change of control of the Company.

     MR. SCHMIDGALL. Mr. Schmidgall entered into an employment agreement with the Company effective September 30, 1999 and terminating September 30, 2002. Such agreement is renewable automatically for successive one-year terms, unless the Company gives Mr. Schmidgall at least six months' prior written notice of nonrenewal. Under the agreement, Mr. Schmidgall is entitled to an annual salary of $180,000, subject to annual adjustment by the Board. Mr. Schmidgall is also eligible to receive annual bonuses at the discretion of the Board under the Company's Bonus Plan. If Mr. Schmidgall's employment is terminated without cause or if he resigns for good reason, he is to receive payments equal to one year's annual base salary and bonus. If Mr. Schmidgall is terminated without cause within six months following a change of control of the Company, he is entitled to his base salary and bonus for a period of one year following such termination. Mr. Schmidgall has agreed not to compete with the Company for eighteen months after termination of employment. Effective October 26, 1998, Mr. Schmidgall received options to purchase 50,000 shares of Common Stock at $22.50 per share. All stock options awarded to Mr. Schmidgall will vest (i) immediately upon a termination by employee for good reason; and (ii) upon a change of control (as defined in the agreement).

SALARIED BONUS PLAN

     The Company maintains the Bonus Plan for certain salaried employees of the Company, including the Named Executive Officers. The Bonus Plan permits these employees to earn cash performance bonus awards of up to a percentage of their respective salaries as determined by the Board of Directors, or by management on the Board's behalf. The amount of any bonus is based upon the Company's performance and the individual performance of such participant. For fiscal 1999, eligible members of senior management received a portion of their annual incentive bonus in the form of vested stock options granted at fair market value.

OTHER CHANGE OF CONTROL ARRANGEMENTS

     In addition to the change of control arrangements set forth in the named executive officers' employment agreements, the Company has certain other such arrangements with these officers.

     1992 STOCK OPTION PLAN. In the event of a "Change of Control," all of the outstanding options automatically and immediately become exercisable in full. A "Change of Control" is generally defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the United States Securities and Exchange Commission or when (i) certain persons acquire beneficial ownership of 25 percent or more of the combined voting power of the Company's voting securities, (ii) less than a majority of the directors are persons who were either nominated or selected by the Board of Directors, (iii) a merger involving the Company in which the Company's stockholders own less than 80 percent of the voting stock of the surviving corporation, or (iv) a liquidation of the Company or sale of substantially all the assets of the Company occurs. In the event that the Company is not the surviving corporation of any merger, consolidation, reorganization or acquisition by another corporation, outstanding options under the 1992 Plan may be assumed, or replaced with new options of comparable value, by the surviving corporation. If the surviving corporation does not assume or replace outstanding options, or in the event the Company is liquidated or dissolved, then subject to certain limitations, each holder of outstanding options may exercise all or part of such options (even if the options would not otherwise have been exercisable in full) during the period beginning 30 days before the event triggering the acceleration, and ending on the day before such event.

     1997 EQUITY INCENTIVE PLAN. In the event of a "Change of Control," all of the outstanding options automatically and immediately become exercisable in full. A "Change of Control" for this purpose has the same definition as the term in the respective named executive officers' employment agreement.

EMPLOYEE STOCK PURCHASE PLAN

     On June 22, 1998, the Board of Directors adopted the American Italian Pasta Company Employee Stock Purchase Plan (the "ESPP"). The ESPP was approved by stockholders on February 4, 1999.

     The ESPP provides the Company's employees the opportunity to acquire a proprietary interest in the Company. The purposes of the ESPP are to attract and retain individuals with a high degree of training, experience, expertise and ability, to provide an opportunity for such individuals to acquire a proprietary interest in the success of AIPC, and to more closely align their interests with those of the Company's shareholders.

     The ESPP is administered by the Compensation Committee of the Board of Directors. All costs and expenses of administering the ESPP shall be paid by AIPC. No brokerage commissions will be charged on a participant's purchase of Company common stock.

     Employees who have completed 3 months of employment, whose customary employment is more than 20 hours per week and more than five months per calendar year, and who are not five percent or greater shareholders of AIPC's voting stock are eligible to participate in the ESPP. As of October 1, 1999, AIPC had approximately 560 full-time employees, and estimates that 461 would have been eligible to participate in the ESPP. Participation in the ESPP is voluntary.

     Eligible employees of AIPC may elect to have AIPC deduct up to $6,250 per calendar quarter from their compensation. On the last day of each calendar quarter, the funds accumulated will automatically be used to purchase shares of Company common stock at a purchase price equal to the lesser of (i) 95% of the fair market value of a share of Company common stock on that day, or (ii) 95% of the fair market value of a share of Company common stock as of the first day of that calendar quarter, but not more than 200 shares. A participant's right to purchase stock is limited to $25,000 of the fair market value of Company common stock, determined at the time the option is granted, for any calendar year in which an option is outstanding at any time during the year.

     A participant may withdraw from the ESPP in full during a calendar quarter and have the participant's contributions returned, if notice of withdrawal is given within the time period set by the Committee. Upon termination of employment as a result of death, disability or retirement during a calendar quarter, no further contributions will be made to a participant's account. In such an event, the accumulated payroll deductions in the participant's account will be refunded without interest as soon as administratively feasible to the participant or beneficiary.

     The Board of Directors may at any time amend the ESPP in any respect, including termination of the ESPP, without notice to participants. If the ESPP is terminated, the Board may allow the options outstanding at the time of termination to be exercised in accordance with their terms or the Board may make such outstanding options null and void and refund the balance in each participant's contribution account to that participant. Without the approval of AIPC's shareholders, however, the ESPP may not be amended to increase the number of shares reserved under the ESPP (except pursuant to certain changes in the capital structure of AIPC). The ESPP will automatically terminate on June 30, 2003, unless the Board terminates it prior to that date.

     Fifty thousand (50,000) shares of AIPC's Common Stock have been reserved under the ESPP. The number and purchase price of shares will be adjusted by the Committee in an equitable manner to reflect changes in the capitalization of AIPC, including, but not limited to, such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, acquisition of property or shares, asset spin-off, stock rights offering, combination of shares, and change in corporate or capital structure. If a dissolution or liquidation of AIPC occurs during a calendar quarter, any rights to acquire Company Common Stock under the ESPP will be terminated, but eligible employees will have the right to acquire Company Common Stock before the dissolution or liquidation.

     No shares have been issued under the ESPP to current executive officers or directors. As of the date of this proxy statement, 4,910 shares of Company Common Stock have been issued to Company employees (other than executive officers) under the ESPP at prices ranging from $23.15 to $27.19.

STOCK OPTION PLANS

     1992 NON-STATUTORY STOCK OPTION PLAN

     On October 29, 1992, the Company's Board of Directors and stockholders adopted the American Italian Pasta Company Non-Statutory Stock Option Plan (the "1992 Plan"). The 1992 Plan was submitted to, and approved by, the Company's stockholders at the Company's annual meeting on February 4, 1999. The purpose of the 1992 Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in stock ownership by officers and other key employees of the Company.

     The 1992 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the power and sole discretion to determine the persons to whom options are granted and the number of shares covered by those options, subject in each case to the limitations set forth in the 1992 Plan. Options may be granted under the 1992 Plan only to officers and key employees of the Company. The period during which an option may be exercised (not to exceed 13 years), and the time at which it becomes exercisable, is fixed by the Compensation Committee at the time the option is granted. Options granted under the 1992 Plan are not transferable by the holder other than by will or the laws of descent and distribution.

     The number of shares which may be issued and sold pursuant to options granted under the 1992 Plan may not exceed 1,201,880 shares (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of shares, or similar transactions). No consideration is paid to the Company by any optionee in exchange for the grant of an option. The per share exercise price for an option granted under the 1992 Plan is determined by the Compensation Committee.

     Certain provisions of the 1992 Plan may have the effect of discouraging or delaying possible takeover bids. In the event of a "Change of Control," all of the outstanding options automatically and immediately become exercisable in full. A "Change of Control" is generally defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the United States Securities and Exchange Commission or when (i) certain persons acquire beneficial ownership of 25 percent or more of the combined voting power of the Company's voting securities, (ii) less than a majority of the directors are persons who were either nominated or selected by the Board of Directors, (iii) a merger involving the Company in which the Company's stockholders own less than 80 percent of the voting stock of the surviving corporation; or (iv) a liquidation of the Company or sale of substantially all the assets of the Company occurs. In the event that the Company is not the surviving corporation of any merger, consolidation, reorganization or acquisition by another corporation, outstanding options under the 1992 Plan may be assumed, or replaced with new options of comparable value, by the surviving corporation. If the surviving corporation does not assume or replace outstanding options, or in the event the Company is liquidated or dissolved, then subject to certain limitations, each holder of outstanding options may exercise all or part of such options (even if the options would not otherwise have been exercisable in full) during the period beginning 30 days before the event triggering the acceleration, and ending on the day before such event.

     As of the date of this Proxy Statement, Options to purchase 702,713 Common Shares at exercise prices ranging from $4.92 to $25.00 per share (with a weighted average exercise price of $10.39 per share) were issued and outstanding under the 1992 Plan. The outstanding Options under the 2992 Plan expire at dates ranging from October 2002 to October 2009. In addition, the following Options are held by the following individuals and/or groups: Timothy
S. Webster, President and Chief Executive Officer, 295,824; Horst W. Schroeder, Chairman of the Board, 173,537; David E. Watson, Executive Vice President ? Operations Support and Technology, 90,450,; Norman F. Abreo, Executive Vice President ? Operations, 51,900; Warren B. Schmidgall, Senior Vice President and Chief Financial Officer, 1,000; Current Executive Officers as a Group, 649,551; Current Non-Employee Directors as a Group, 0; and All Current Optionees Other Than Executive Officers and Non-Employee Directors as a Group, 53,162.

     1993 NON-QUALIFIED STOCK OPTION PLAN

     The American Italian Pasta Company 1993 Non-Qualified Stock Option Plan (the "1993 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company effective December 8, 1993. The 1993 Plan was submitted to, and approved by, the company's stockholders at the Company's annual meeting on February 4, 1999. The 1993 Plan was adopted to compensate and provide incentives for mid-level managers of the Company.

     The 1993 Plan is also administered by the Compensation Committee. The Compensation Committee has full and final authority in its discretion, subject to the provisions of the 1993 Plan and applicable law, to determine the individuals to whom and the time or times at which options shall be granted and the number of shares of Common Stock covered by each option. Options may be granted under the 1993 Plan to mid-level management. The period during which an option may be exercised (not to exceed ten years), and the time at which it becomes exercisable is fixed by the Compensation Committee at the time the option is granted. Options granted under the 1993 Plan are not transferable by the holder other than by will or the laws of decent and distribution.

     The number of shares which may be issued and sold pursuant to options granted under the 1993 Plan may not exceed 82,783 shares (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of shares or similar transactions). No consideration is paid to the Company by any optionee in exchange for the grant of an option. The per share exercise price for an option granted under the 1993 Plan is determined by the Compensation Committee.

     In the event of any merger, recapitalization, consolidation, split-up, spin-off, repurchase, distribution or similar transaction effecting the Common Stock, the Compensation Committee may take such action as in its sole discretion that deems appropriate. The Compensation Committee may authorize the issuance or assumption of options or similar rights in connection with any such transaction whether or not the Company is a surviving or continuing corporation, and upon such terms and conditions as it may deem appropriate.

     As of the date of this Proxy Statement, Options to purchase 74,648 Common Shares at exercise prices ranging from $4.92 to $25.00 per share (with a weighted average exercise price of $20.44 per share) were issued and outstanding under the 1993 Plan. The outstanding Options under the 1993 Plan expire at dates ranging from December 2003 to October 2009. In addition, the following Options are held by the following individuals and/or groups: Timothy
S. Webster, President and Chief Executive Officer, 6,775; No options are held by Horst W. Schroeder, Chairman of the Board; David E. Watson, Executive Vice President ? Operations Support and Technology; Norman F. Abreo, Executive Vice President ? Operations; Warren B. Schmidgall, Senior Vice President and Chief Financial Officer; and the following options are held by the following group under the 1993 Plan: Current Executive Officers as a Group, 9,647; Current Non-Employee Directors as a Group, 0; and All Current Optionees Other Than Executive Officers and Non-Employee Directors as a Group, 65,001.

     1997 EQUITY INCENTIVE PLAN

     The Company has adopted the American Italian Pasta Company 1997 Equity Incentive Plan (the "Equity Incentive Plan" or "1997 Plan"). The 1997 Plan was approved by stockholders on February 4, 1999. Under the 1997 Plan, the Board or a committee designated by the Board (the Board or committee, as the case may be, the "Committee") is authorized to grant nonqualified stock options, incentive stock options, reload options, stock appreciation rights ("SARs"), shares of restricted Common Stock ("restricted shares"), performance shares, performance units and shares of Common Stock awarded as a bonus ("bonus shares") (all of the foregoing collectively, "Awards"). There are 2,000,000 shares of Common Stock reserved for issuance under the Equity Incentive Plan.

     Eligibility and Conditions of Grants. All employees (including officers), directors and consultants of the Company or any subsidiary are eligible to receive Awards at the discretion of the Committee. The Committee is authorized, subject to certain limits specified in the Equity Incentive Plan, to determine to whom and on what terms and conditions Awards shall be made including, but not limited to, the vesting and term of options.

     Stock Options. The option exercise price must be determined by the Committee at the time of grant and set forth in the award agreement, but such exercise price must be at least 100 percent of the fair market value of a share of Common Stock on the date of grant. (In the case of options granted in connection with the Offering, such fair market value equaled the price at which the Class A Common Stock is offered to the public.) The option exercise price may be paid by any one or more of the following in the discretion of the
Committee: (i) cash, (ii) check, (iii) wire transfer, (iv) shares of Common Stock that have been held for at least 6 months or that were purchased on the open market, or (v) a "cashless" exercise pursuant to a sale through a broker of all or a portion of the shares. The Committee also has discretion to have the Company make or guarantee loans to the grantees for the exercise price. The Committee will determine the term and vesting schedule for options at the time of grant. Options can be granted as either nonstatutory options (pursuant to which grantees would receive taxable income, and the Company would receive a compensation expense deduction, when options are exercised) or as incentive stock options (ISOs) (which, subject to certain conditions, would offer more favorable tax consequences to grantees, but not the Company).

     Stock Appreciation Rights. Upon exercise of a stock appreciation right, the grantee shall receive a payment equal to the appreciation in value of the Common Stock between the grant date and the exercise date. The benefit will be payable in cash or Common Stock.

     Restricted Shares. Restricted shares will be forfeited unless the conditions set by the Committee at the time of grant are satisfied or are waived. The Committee will determine whether or not a grantee shall be required to pay for such restricted shares and, if so, what such price shall be.

     Performance Shares/Performance Units. To the extent that the performance goals specified by the Committee in a grant of performance shares or performance units have been achieved, then a benefit shall be paid after the end of the performance-measuring period specified by the Committee. The amount of the benefit of performance shares is based on the percentage attainment of the performance goals multiplied by the value of a share of Common Stock at the end of the performance period. The value of performance units is based on the achievement of performance goals multiplied by the unit value stabilized by the Committee at the time of grant. No benefit is payable on either performance shares or performance units if the minimum performance goals have not been met. The benefit will be payable in cash or Common Stock.

     Bonus Shares. Bonus shares can be granted without cost and without restriction in amounts and subject to such terms and conditions as the Committee may in its discretion determine.

     Other. Options and stock appreciation rights may have a maximum term of 10 years. The effect of a change of control, the termination of a grantee's employment or the death or permanent disability of a grantee will be determined by the Committee at the time of grant and be set forth in the award agreement. Both Awards and Shares acquired pursuant to the exercise or vesting of Awards are subject to transfer restrictions as set forth in the 1997 Plan. The Plan may be amended by the Board without stockholder approval except: (i) in the event of an increase in the number of shares available for Awards; or (ii) as otherwise may be required under stock exchange listing requirements or any other regulatory or legal requirement. The Equity Incentive Plan will terminate when shares available for grant under the plan have been exhausted, except in no event will incentive stock options be granted on or after the 10th anniversary of the earlier of (i) the date the Equity Incentive Plan was adopted; and (ii) the date the Equity Incentive Plan was approved by the Stockholders of the Company. Shares acquired pursuant to the 1997 Plan by persons who are parties to the Stockholders Agreement will be subject to certain restrictions under the Stockholders Agreement. In addition, the Compensation Committee may, in its discretion, condition the grant of any Award under the 1997 Plan on the consent of the recipient of such Award to become bound by the Stockholders Agreement.

     As of the date of this Proxy Statement, Options to purchase 1,557,294 Shares at exercise prices ranging from $18.00 to $30.00 per share (with a weighted average exercise price of $20.94 per share) were issued and outstanding under the 1997 Plan. In addition, the following Options are held by the following individuals and/or groups: Timothy S. Webster, President and Chief Executive Officer, 488,203; Horst W. Schroeder, Chairman of the Board, 375,942; David E. Watson, Executive Vice President ? Operations Support and Technology, 83,820; Norman F. Abreo, Executive Vice President ? Operations, 83,820; Warren B. Schmidgall, Senior Vice President and Chief Financial Officer, 72,500; Current Executive Officers as a Group, 1,367,816; Current Non-Employee Directors as a Group, 0; and All Current Optionees Other Than Executive Officers and Non-Employee Directors as a Group, 189,478.

401(K) PROFIT SHARING PLAN

     The Company adopted the American Italian Pasta Company Retirement Savings Plan (the "401(k) Plan") effective January 1, 1992. In general, employees of the Company who have completed three months of service (as defined in the 401(k) Plan) are eligible to participate in the 401(k) Plan. Participants may make contributions to the 401(k) Plan by voluntarily reducing their salary from the Company up to a maximum of 15 percent of total compensation or $10,000 (or such higher amount as is prescribed by the Secretary of the Treasury for cost of living adjustments), whichever is less, and the Company matches such contributions to the extent of 50 percent of the first 6 percent of a participant's salary reduction. The Company's matching contributions vest 25 percent per year and are 100 percent vested after 4 years of service. In addition to matching contributions, the Company may contribute additional amounts determined by it in its sole discretion which are allocated to a participant's account in the proportion that such participant's compensation bears to the total compensation of all participants for the plan year. These additional contributions vest in the same manner as the matching contributions. Subject to certain conditions and limitations, participants of the 401(k) Plan may elect to invest up to 50 percent of their matching contribution accounts into shares of Common Stock of the Company.

                     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS AGREEMENT

     Effective April 7, 1998, the Company, the "Morgan Stanley Stockholders" (which are the MSLEF, MSCP and certain funds affiliated with MSCP), Citicorp, affiliated entities of George K. Baum & Company ("GKB"), and Messrs. Schroeder, Thompson, Webster, Watson, Abreo and Potter and certain other stockholders of the Company (collectively, the "Existing Stockholders") amended their existing stockholders agreement, which sets forth certain rights and obligations of such Existing Stockholders. The amended Stockholders Agreement provides that until December 31, 2000, the Management Stockholders (as defined in the agreement) may sell or pledge only a limited number of shares of Common Stock.

     The amended Stockholders Agreement also grants Citicorp certain demand registration rights. In addition, the Existing Stockholders are entitled, subject to certain limitations, to register shares of Common Stock in connection with certain registration statements filed by the Company for its own account or the account of its stockholders. The amended Stockholders Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by the parties thereunder in connection with any such registration.

     Pursuant to an agreement with the Company, MSLEF or MSCP has the right to designate one director nominee so long as the Morgan Stanley Stockholders own any of the outstanding Common Stock. The Existing Stockholders agreed to vote all of their shares of Common Stock in favor of the director nominees designated pursuant to the Stockholders Agreement. At least two members of the Board of Directors will be independent directors.

FINANCIAL ADVISORY SERVICES

     Since 1994, the Company has paid fees to George K. Baum & Company's Investment Banking Division for investment banking and financial advisory services and has paid George K. Baum & Company Professional Investment Advisors Division fees for investment advice provided with respect to the AIPC 401(k) Plan. Jonathan E. Baum, a Director of the Company, owns all voting shares of George K. Baum Holdings, Inc., which owns 100 percent of George K. Baum & Company.

MANAGEMENT INDEBTEDNESS

     The Company loaned funds to certain of its officers including Mr. Watson to purchase shares of Common Stock at prices ranging between $4.92 and $7.02 per share. Each loan was evidenced by a promissory note bearing interest at the then applicable federal rate and payable in equal installments over three years. The table below sets forth the aggregate number of shares purchased with funds loaned by the Company, the original aggregate loan amount, and the aggregate loan balance as of September 30, 1999 for those officers whose loan balances exceeded $60,000 during fiscal year 1999.

                      Number of      Highest Loan Balance        Balance at
Executive Officer       Shares     During 1999 Fiscal Year   September 30, 1999
-----------------       ------     -----------------------   ------------------

David E. Watson         14,269            84,735                   60,602


PRODUCT SALES

     The Company sells milling by-products to Thompson's Nutritional Technology, Inc., of which Richard C. Thompson, a director of the Company, is the President and Chief Executive Officer and a substantial stockholder. Such sales were $74,000 for the fiscal year ended September 30, 1999. Such sales were on substantially the same terms as the Company sells such products to unaffiliated third parties.

EXPENSE REIMBURSEMENT AGREEMENT

     The Company entered into an agreement with HWS & Associates, Inc. ("HWS") effective October 1, 1999 pursuant to which the Company agreed to reimburse HWS for certain costs and expenses incurred by HWS in connection with supporting the activities of Horst W. Schroeder as an employee and Chairman of the Board of the Company and the activities of other employees of the company. Mr. Schroeder, a Director and the Chairman of the Board of the Company, owns HWS and serves as its President. Pursuant to this agreement, on a quarterly basis, beginning October 1, 1999 and continuing during the term of Mr. Schroeder's employment by the Company, HWS will invoice the Company in advance for reimbursement of such expenses, and will be reimbursed for such expenses in the amount of $18,750 per quarter.

               PROPOSAL 2 - RATIFICATION OF THE BOARD OF DIRECTORS'
                       SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee has recommended, and the Board of Directors has selected, the firm of Ernst & Young LLP as AIPC's independent auditors to examine the consolidated financial statements of AIPC for fiscal year 2000. Ernst & Young served as AIPC's independent auditors for fiscal year 1999. No relationship exists between AIPC and Ernst & Young LLP other than that of independent auditors and client.

     AIPC is seeking its stockholders' ratification of the Board of Directors' selection of AIPC's independent auditors even though AIPC is not legally required to do so. If AIPC's stockholders ratify the Board of Directors' selection, the Board of Directors nonetheless may, in their discretion, retain another independent auditing firm at any time during the year if the Board of Directors feels that such change would be in the best interest of AIPC. Alternatively, in the event that this proposal is not approved by stockholders, the Audit Committee and the Board will re-evaluate their decision.

     One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and to respond to appropriate questions by stockholders.

     As explained further under "Voting," approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting that are entitled to vote on the proposal, assuming a quorum.

                       YOUR BOARD RECOMMENDS THAT YOU VOTE
                                      "FOR"
                     RATIFICATION OF THE BOARD OF DIRECTORS'
                         SELECTION OF ERNST & YOUNG LLP

                               VOTING AND PROXIES

     Stockholders at the Annual Meeting will consider and vote upon: (1) the election of four directors; (2) ratification of the Board of Directors' selection of Ernst & Young LLP to serve as AIPC's independent accountants for fiscal year 2000; and (3) such other matters as may properly come before the Annual Meeting or any adjournment thereof. Stockholders do not have dissenters' rights of appraisal in connection with any of these matters. Each of these matters has been proposed by the Board of Directors and none of them is related to or contingent on the other.

     Only the holders of AIPC's Common Stock of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual
Meeting. On that date, AIPC had outstanding 18,299,813 shares of Common Stock eligible to be voted at the Annual Meeting.

     The Common Stock constitutes AIPC's only class of voting securities outstanding and will vote as a single class on all matters to be considered at the Annual Meeting. Each holder of Common Stock is entitled to cast one vote for each share of Common Stock held on the Record Date on all matters. Stockholders do not have the right to vote cumulatively in the election of directors.

     In order for any of the proposals to be approved at the Annual Meeting (other than the election of directors) by the stockholders, a quorum, consisting of the holders of a majority of the shares of Common Stock entitled to vote, must be present and a majority of such quorum must be affirmatively voted for approval. The shares of Common Stock of each stockholder entitled to vote at the Annual Meeting who is present, either in person or through a proxy, are counted for purposes of determining whether there is a quorum, regardless of whether the stockholder votes such shares. The directors are elected by an affirmative vote of the plurality of a quorum of shares of Common Stock present at the Annual Meeting that are entitled to vote.

     Voting ceases when the chairman of the Annual Meeting closes the polls. The votes are counted and certified by inspectors appointed by the Board of Directors of AIPC in advance of the Annual Meeting. In determining the percentage of shares that have been affirmatively voted for a particular proposal (other than the election of directors), the affirmative votes are measured against the votes for and against the proposal plus the abstentions from voting on the proposal. A stockholder may abstain from voting on any proposal other than the election of directors, and shares for which the holders abstain from voting are not considered to be votes affirmatively cast. Abstaining will, thus, have the effect of a vote against a proposal. With regard to the election of directors, a stockholder may cast votes in favor of a candidate or withhold his or her votes; votes that are withheld will be excluded entirely from the vote and will have no effect.

     Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), member stockbrokers who hold shares of Common Stock in the broker's name for customers are required to solicit directions from those customers on how to vote such shares. In the absence of any such instructions, the stockbrokers may vote shares of Common Stock on certain proposals. The Staff of the NYSE, prior to the Annual Meeting, informs the brokers of those proposals upon which the brokers are entitled to vote the undirected shares.

     When a stockbroker does not vote, it is referred to as a "broker non-vote" (customer-directed abstentions are not broker non-votes). Broker non-votes generally do not affect the determination of whether a quorum is present at the Annual Meeting because in most cases some of the shares held in the broker's name have been voted on at least some proposals, and therefore, all of such shares are considered present at the Annual Meeting. Under applicable law, a broker non-vote will have the same effect as a vote against any proposal other than the election of directors and will have no effect on the outcome of the election of directors.

     Stockholders who return a properly executed proxy are appointing the Proxy Committee to vote their shares of Common Stock covered by the Proxy. That Committee has three members whose names are listed on the accompanying proxy card, each of whom is a director or executive officer of AIPC. A stockholder wishing to name as his or her proxy someone other than the Proxy Committee designated on the proxy card may do so by crossing out the names of the designated proxies and inserting the name of such other person. In that case, it will be necessary for the stockholder to sign the proxy card and deliver it directly to the person so named and for that person to be present in person and vote at the Annual Meeting. Proxy cards so marked should NOT be mailed to AIPC.

     The Proxy Committee will vote the shares of Common Stock covered by a proxy in accordance with the instructions given by the stockholders executing such proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the Proxy Committee intends to vote such shares FOR the election as directors of the persons nominated by management, FOR ratification of the Board of Directors' selection of Ernst & Young LLP to serve as AIPC's independent auditors for fiscal year 2000, and in accordance with their discretion upon such other matters as may properly come before the Annual Meeting.

     A stockholder may revoke a valid proxy with a later-dated, properly executed proxy or other writing delivered to the Corporate Secretary of AIPC at any time before the polls for the Annual Meeting are closed. Attendance at the Annual Meeting will not have the effect of revoking a valid proxy unless the stockholder delivers a written revocation to the Corporate Secretary before the proxy is voted. Stockholders whose shares are held by a broker will have to contact the broker to determine how to revoke a proxy solicited through the broker.

401(K) PLAN PARTICIPANTS

     Participants in the American Italian Pasta Company Retirement Savings Plan (the "401(k) Plan") are provided a separate voting instruction card (accompanying this Proxy Statement) to instruct the trustee of the 401(k) Plan how to vote the shares of Common Stock held on behalf of such participant. The 401(k) Plan trustee is required under the trust agreement to vote the shares in accordance with the instructions indicated on the voting instruction card. If the voting instruction card is not returned, the trustee is required under the applicable trust agreement to vote such shares, as well as any unallocated shares, in the manner directed by a committee designated under the plan. The voting instruction card should be returned directly to the trustee in the envelope provided AND SHOULD NOT BE RETURNED TO AIPC. The mailing address of the trustee is George K. Baum Trust Company, Twelve Wyandotte Plaza, 120 West 12th Street, Suite 850, Kansas City, Missouri 64105. 401(k) Plan participants who wish to revoke a voting instruction card will need to contact the trustee and follow its procedures.

     Confidentiality of Voting of 401(k) Plan Participants. Under the terms of the 401(k) Plan trust agreement, the trustee is required to establish procedures to ensure that the instructions received from participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the participants' free exercise of their voting rights.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of the Record Date by each person who is known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock. Beneficial ownership is generally either the sole or shared power to vote or dispose of the shares. The percentage ownership is based on the number of shares outstanding as of the Record Date. Except as otherwise noted, the holders have sole voting and dispositive power.

                                             Class A Common Stock
                                       Shares            Beneficially Owned
Name of Beneficial Owner               Number                Percent(1)
------------------------               ------            ------------------

FMR Corp., Edward C. Johnson 3d
     and Abigail P. Johnson (2)
     82 Devonshire Street             1,289,200(2)             7.04%
     Boston, MA

Citicorp Venture Capital Ltd. (3)
     399 Park Avenue                  1,160,208(3)             6.34%
     New York, NY 10043

Lazard Freres & Co., LLC (4)
     30 Rockefeller Plaza               991,100(4)             5.42%
     New York, NY 10020

Pilgrim Baxter & Assoc. Ltd. (5)
     825 Duportail Road               1,196,800(5)             6.54%
     Wayne, PA 19087

John Hancock Advisors, Inc. (6)
     101 Huntington Avenue              945,000(6)             5.16%
     Boston, MA 02199

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number and percentage of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2) Based upon an amended Schedule 13G, dated February 10, 1999, filed jointly by FMR Corp., a Massachusetts corporation ("FMR"), Edward C. Johnson 3d and Abigail P. Johnson. According to such Schedule 13G, FMR and Mr. Johnson each have sole power to dispose of 1,289,200 shares and sole
     voting power with respect to 78,400 shares.   Mr. Johnson and members of
     the Johnson family form a controlling group with respect to FMR. Mr. Johnson is Chairman of FMR and Ms. Johnson is a director of FMR.

(3) Based on a Schedule 13G dated February 10, 1999 filed jointly by Citicorp Venture Capital Ltd., Citibank, N.A., Citicorp and Citigroup Inc. (the "Citicorp Companies"). The shares beneficially owned by the Citicorp Companies include 157,103 shares held by an affiliate of Citicorp Venture Capital Ltd. The Citicorp Companies share voting and dispositive power.

(4)  Based on a Schedule 13G dated February 16, 1999.  According to such
     Schedule 13G, Lazard Freres & Co, LLC has sole voting power with respect to 919,500 shares.

(5) Based on a Schedule 13G dated February 9, 1999. The shares beneficially owned by Pilgram Baxter & Associates, Ltd. Include 914,000 shares beneficially owned by PBHG Growth Fund. According to such Schedule 13G, Pilgram Baxter & Associates, Ltd. has sole voting power with respect to 1,149,000 shares.

(6)  Based on a Schedule 13G dated January 22, 1999.

                             STOCKHOLDER PROPOSALS

     To be properly brought before the Annual Meeting, a proposal must be either (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or
(iii) otherwise properly brought before the meeting by a stockholder.

     If a holder of AIPC Common Stock wishes to present a proposal, other than the election of a director, in AIPC's Proxy Statement for next year's annual meeting of stockholders, such proposal must be received by AIPC on or before September 3, 2000. Such proposal must be made in accordance with the applicable laws and rules of the Securities and Exchange Commission and the interpretations thereof. Any such proposal should be sent to the Corporate Secretary of AIPC at 1000 Italian Way, Excelsior Springs, Missouri 64024.

     In order for a stockholder proposal that is not included in AIPC's Proxy Statement for next year's annual meeting of stockholders to be properly brought before such meeting, such proposal must be delivered to the Corporate Secretary and received at AIPC's executive offices no earlier than November 6, 2000 and no later than December 5, 2000 (assuming a meeting date of February 2, 2001) and such proposal must also comply with the procedures outlined below, which are set forth in AIPC's By-laws. The determination that any such proposal has been properly brought before such meeting is made by the officer presiding over such meeting.

DIRECTOR NOMINATIONS

     With respect to stockholder nominations of candidates for AIPC's Board of Directors, AIPC's Bylaws provide that not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the Nomination Notice (as defined below) by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs), any stockholder who intends to make a nomination at the Election Meeting shall deliver a notice in writing (the "Nomination Notice") to the Secretary of AIPC at its principal executive offices setting forth (a) as to each nominee whom the stockholder proposes to nominate for election as a director, (i) the name, date of birth, business address and residence address of such individual, (ii) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience, (iii) whether the nominee is or ever has been at any time a director, officer or owner of 5 percent or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (iv) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of
Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, (v) whether, in the last five years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding, decree or proceeding which may be material to an evaluation of the ability or integrity of the nominee, and (vi) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the Person submitting the Nomination Notice and any Person acting in concert with such Person, (i) the name and business address of such Person, (ii) the name and addresses of such Person as they appear on the Corporation's books, (iii) the class and number of shares of the Corporation that are beneficially owned by such Person, (iv) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by the nominee, shall be filed with the Nomination Notice.

MATTERS OTHER THAN DIRECTOR NOMINATIONS

     AIPC's Bylaws provide that, in addition to any other applicable requirements, for a proposal to be properly brought before the meeting by a stockholder, (a) the stockholder must have been a stockholder of record on the date of the giving of the notice of the Stockholder Proposal (as defined below) and on the record date for the determination of stockholders entitled to vote at such meeting; and (b) such stockholder has filed a written notice (a "Proposal Notice") setting forth with particularity (i) the names and business addresses of the proponent and all persons or entities (collectively, the "persons" and, singularly, a "person") acting in concert with the proponent;
(ii) the name and address of the proponent and the persons identified in clause
(i), as they appear on the Corporation's books (if they so appear); (iii) the class and number of shares of AIPC beneficially owned by the proponent and the persons identified in clause (i); (iv) a description of the Stockholder Proposal containing all material information relating thereto; and (v) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and stockholders of AIPC to consider the Stockholder Proposal; and (c) the Proposal Notices must be delivered to the Secretary and received at the principal executive offices of AIPC (1) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; PROVIDED, HOWEVER, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the Proposal Notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs, or (2) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires AIPC's directors and executive officers, and other persons, legal or natural, who own more than 10 percent of AIPC's Common Stock (collectively, "Reporting Persons"), to file reports of their ownership of such stock, and the changes therein, with the Securities and Exchange Commission, the New York Stock Exchange and AIPC (the "Section 16 Reports"). All such reports due were filed during fiscal year 1999.

                                OTHER MATTERS

     AIPC will bear the cost of the Annual Meeting, including the cost of mailing the proxy materials and any supplemental materials. Directors, officers and employees not specifically engaged or compensated for that purpose may also solicit proxies by telephone, telegraph or in person. In addition, AIPC may reimburse brokerage firms and other persons representing beneficial owners of AIPC's shares for their expenses in forwarding this Proxy Statement, the Annual Report and other soliciting materials to such beneficial owners.

     Brokers, dealers, banks, voting trustees, other custodians, and their nominees are asked to forward soliciting materials to the beneficial owners of shares held of record by them and upon request will be reimbursed for their reasonable expenses in completing the mailing of soliciting materials to such beneficial owners.

     The Board of Directors knows of no other matters that are expected to be presented for consideration at the Annual Meeting. As of the date of this Proxy Statement, no notice of any matters has been received in accordance with AIPC's Bylaws, as discussed above. However, if other matters properly come before the meeting, it is intended that persons named in the accompanying proxy will vote on them in accordance with their best judgment.

     Notwithstanding anything to the contrary set forth in any of AIPC's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation (included herein) shall not be incorporated by reference into any such filings.

                             By Order of the Board of Directors

                             /s/ Warren B. Schmidgall
                             -----------------------------------
                             Senior Vice President and Chief Financial Officer

Excelsior Springs, Missouri
December 31, 1999

     AIPC will furnish a copy of its Annual Report on Form 10-K for the year ended October 1, 1999 (without exhibits) as filed with the Securities and Exchange Commission (the "SEC") upon request. The Annual Report on Form 10-K includes a list of all exhibits thereto. AIPC will furnish copies of such exhibits upon written request therefor and payment of AIPC's reasonable expenses in furnishing such exhibits. Each such request must set forth a good faith representation that, as of the Record Date, the person making such request was a beneficial owner of Common Stock entitled to vote at the Annual Meeting. Such written request should be directed to the Corporate Secretary of AIPC, 1000 Italian Way, Excelsior Springs, Missouri 64024. The Annual Report on Form 10-K for the year ended October 1, 1999 with exhibits, as well as other filings by AIPC with the SEC, are also available through the SEC's Internet site on the World Wide Web at www.sec.gov.

           APPENDIX A - GRAPHIC AND IMAGE MATERIAL IN PROXY STATEMENT

     In accordance with Rule 304 of Regulation S-T, the following graphic and image material is included in the AIPC proxy statement.

STOCK PERFORMANCE GRAPH

     The proxy statement also includes a stock performance graph, which is supplemented by a table showing the dollar value of the points on the graph. The table is set forth in this electronic format document in the section entitled "STOCK PERFORMANCE GRAPH." Both the graph and the table will be included in the paper format definitive proxy mailed to AIPC's Stockholders. In accordance with a letter to EDGAR filers dated November 16, 1992 from Mauri
L. Osheroff, Associate Director of Regulatory Policy of the Division of Corporate Finance, no further explanation of the graph is set forth in this appendix.

              APPENDIX B - FORMS OF PROXY AND VOTING INSTRUCTION CARD

                         AMERICAN ITALIAN PASTA COMPANY
                                  1000 Italian Way
                        Excelsior Springs, Missouri 64024

     This proxy confers discretionary authority as described in and may be revoked in the manner described in the proxy statement dated December 31, 1999, receipt of which is hereby acknowledged.

Signature                      Date ___________, 2000

Signature                      Date ___________, 2000

Please date and sign exactly as name(s) appear. All joint owners should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, and officers of corporate stockholders should indicate the capacity in which they are signing. Please indicate whether you plan to attend the Annual Meeting:

[  ]  Will attend              [  ]  Will not attend

(Continued on other side)

(Continued, and to be signed on reverse side)

                      AMERICAN ITALIAN PASTA COMPANY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. Horst W. Schroeder, Timothy
S. Webster and Warren B. Schmidgall, or a majority of them, are hereby authorized, with full power of substitution, to vote the shares of stock of American Italian Pasta Company entitled to vote for the stockholder(s) signing this proxy at the Annual Meeting of Stockholders to be held on February 3, 2000, or any adjournment thereof as specified below and in their discretion on all other matters that are properly brought before the Annual Meeting. IF NO CHOICE IS SPECIFIED, SUCH PROXIES WILL VOTE "FOR" THE NOMINEES NAMED HEREON AND "FOR" PROPOSAL 2.

1. Election of four directors: Nominees: Horst W. Schroeder, Mark C. Demetree, Timothy S. Webster, Karen H. Bechtel.

[  ] FOR all nominees

[  ] FOR all nominees except those indicated below:

[  ] WITHHOLD AUTHORITY to vote for all nominees.

2. Ratification of the Board of Directors' selection of Ernst & Young LLP to serve as AIPC's independent auditors for fiscal year 2000.

[  ] FOR      [  ]  AGAINST     [  ]  ABSTAIN

The nominees named above and each of the other matters specified above are proposed by the Board of Directors. None of the matters is related to or conditioned on the approval of other matters.

                      AMERICAN ITALIAN PASTA COMPANY

                             1000 Italian Way
                     Excelsior Springs, Missouri 64024

                            December 31, 1999

Dear Retirement Savings Plan Participant:

Enclosed is your voting instruction card to George K. Baum Trust Company as Trustee for shares allocated to your account under the Retirement Savings Plan (Retirement Plan).

Please do NOT deliver this card to the Company, as your vote is confidential. Your card should be returned directly to the Trustee, George K. Baum Trust Company, Twelve Wyandotte Plaza, 120 West 12th Street, Suite 830, Kansas City, Missouri 64105, in the enclosed postage-paid return envelope at your earliest convenience.

If you have questions about the allocation of these shares, you may call the following individual for further information:

AIPC employee contact:     Valerie R. Finney
                          (816) 502-6000

Thank you,


/s/  Warren B. Schmidgall
-------------------------
     Senior Vice President and Chief Financial Officer

PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED
(Date, sign and return promptly
in the prepaid envelope enclosed.)

(Tear Here)

CONFIDENTIAL VOTING INSTRUCTIONS TO GEORGE K. BAUM TRUST COMPANY
AS TRUSTEE UNDER THE AMERICAN ITALIAN PASTA COMPANY
RETIREMENT SAVINGS PLAN

Signature                        Date        , 2000
        Please sign exactly as name appears.

     (Continued on other side.)

This voting instruction card is solicited by the Trustee. I hereby direct that the voting rights pertaining to shares of stock of American Italian Pasta Company held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Stockholders to be held on February 3, 2000 or any adjournment thereof as specified hereon and in their discretion on all other matters that are properly brought before the Annual Meeting.

1. Election of four directors: Nominees: Horst W. Schroeder, Mark C. Demetree, Timothy S. Webster, and Karen H. Bechtel.

[  ] FOR all nominees

[  ] FOR all nominees except those indicated below:

[  ] WITHHOLD AUTHORITY to vote for all nominees.

2. Ratification of the Board of Directors' selection of Ernst & Young LLP to serve as AIPC's independent accountants for fiscal year 2000.

[  ] FOR   [  ]  AGAINST   [  ]  ABSTAIN

If no choice is specified, the shares held in your Retirement Plan account will be voted in the same proportion as the shares held by the Retirement Plan for which the Trustee receives voting instructions.